NEWS FOR IMMEDIATE RELEASE
February 6, 2008
CONTACT: Chadwick J. Byrd
(509)	568 - 7800

Ambassadors Group Reports 24 Percent Growth in Fully Diluted Earnings per Share for 2007

Spokane, WA – February 6, 2008

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced today $31.0 million net income and $1.55 fully diluted earnings per share for the year ended December 31, 2007, an increase from $26.7 million net income and $1.25 fully diluted earnings per share for the year ended December 31, 2006.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., said, “We are pleased with our results for 2007 and the 24 percent growth in earnings we are reporting.  In the past three months we have made numerous adjustments to our current marketing efforts that have proven positive in the face of a challenging economic environment. We will continue to develop these changes and new opportunities for growth as we head into the 2009 marketing season only a few months away.

We are committed to long-term organic growth while at the same time returning capital to our shareholders. In the fourth quarter of 2007, we repurchased approximately 303,000 shares for approximately $5.5 million and paid dividends of approximately $2.2 million. During 2007 in total, we allocated over $50.0 million back to our shareholders through our share repurchase and dividend programs.”

Ambassadors Group’s People to People Student Ambassador Programs provide international educational opportunities to a wide range of students and professionals. The company’s educational travel programs offer hands-on cultural experiences, behind-the-scenes access to people and places, and a range of outdoor adventures that combine to create life-changing educational experiences for students. The programs have provided international educational opportunities to students for close to 50 years.

Year Ended December 31, 2007

During 2007, we traveled 52,661 delegates compared to 43,075 delegates in 2006. Gross program receipts increased 26 percent to $277.3 million in 2007 from $219.5 million in 2006, while gross margin increased 24 percent to $96.0 million in 2007 from $77.5 million in 2006. The increase in gross program receipts and gross margin are primarily due to the 22 percent increase in delegates traveled during the year.  During 2007 and 2006, gross margin as a percent of gross receipts remained consistent at 35 percent.

Operating expenses were $54.2 million and $43.4 million for the years ended December 31, 2007 and 2006, respectively. This $10.9 million increase was attributable to expenses supporting the greater number of delegates traveling in 2007 and increased marketing expenses for 2008 travel programs. As a percent of gross receipts, operating expenses remained consistent at 20 percent during 2007 and 2006.

The resulting operating income was $41.8 million for the year ended December 31, 2007 compared to $34.1 million for the year ended December 31, 2006.

Other income decreased $0.6 million to $4.2 million for 2007 from $4.8 million in 2006. The decreased interest income was primarily due to lower interest income earned on lower cash, cash equivalents and available-for-sale security balances held during the year ended December 31, 2007 than those held during the year ended December 31, 2006.

Quarter Ended December 31, 2007

The fourth quarter 2007 net loss was $7.4 million, resulting in $0.39 loss per share. The comparable fourth quarter 2006 net loss was $5.4 million, or $0.26 loss per share.

Fourth quarter 2007 gross program receipts increased $1.0 million to $13.6 million from $12.6 million for the fourth quarter 2006. Gross margin decreased to $3.8 million from $4.7 million for the respective fourth quarters. The $0.9 million decrease in gross margin resulted primarily from lower margins as a percent of gross receipts due to a weaker U.S. dollar and the mix of programs traveling during the fourth quarter 2007 in comparison to those during the fourth quarter 2006. During the fourth quarters of 2007 and 2006, we traveled approximately 2,800 and 2,500 delegates, respectively.

For the quarters ended December 31, 2007 and 2006, operating expenses incurred were $15.6 million and $13.7 million, respectively. The $1.9 million increase resulted from additional selling and marketing costs associated with increased expenditures to enroll and retain 2008 delegates, costs associated with our negotiated lease termination, as well as the increased number of delegates traveling.

Cashflow and Balance Sheet

Total assets decreased 21 percent to $121.7 million from $154.0 million at December 31, 2007 and 2006, respectively. Cash, cash equivalents and available-for-sale securities were $85.0 million and $133.1 million, of which $42.7 million and $60.7 million represented participant deposits, on December 31, 2007 and 2006, respectively. The decrease in cash, cash equivalents and investments is primarily due to $41.2 million spent on repurchases of common stock during the year. Deployable cash (see definition on page 5 of press release) at December 31, 2007 and 2006 was $40.4 million and $67.9 million, respectively.

Cash provided by operations was $16.4 million during 2007, a $20.8 million decrease from $37.2 million in 2006. This decrease resulted from the net effect of increased year over year net income offset by decreased participant’s deposits for future travel.

Cash provided by investing activities was $9.7 million during 2007 and cash used in investing activities was $12.9 million during 2006, resulting from $35.4 million net sales of available-for-sale investments when comparing the two periods, and $12.8 million increase in purchases of property plant and equipment during 2007 in comparison to 2006. The increase in property, plant and equipment was primarily due to the construction of the Company’s new headquarters occupied in 2007.

Cash used in financing activities increased to $45.6 million from $14.4 million, primarily as a result of $41.2 million spent toward the Company’s stock repurchase plan during 2007, compared to $10.7 million spent in 2006. Additionally, distributed dividends increased $1.3 million, to $8.9 million in 2007 from $7.7 million in 2006.

Outlook

The Company also announced that as of January 31, 2008, its net enrolled participants for 2008 travel programs were 45,230, compared to 60,389 participants as of the same date last year for its 2007 programs. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. The Company believes the 25 percent decrease in net enrollments for its 2008 programs will negatively impact its 2008 earnings; however, it is too early to assess the full extent of this impact.

The following summarizes our statements of operations for the years and quarters ended December 31, 2007 and 2006 (in thousands, except per share amounts).

	UNAUDITED
	Year ended December 31,		Quarter ended December 31,
	2007	2006	2007	2006
Gross program receipts	$277,346	$219,451	$13,552	$12,599
Gross margin	$96,045	$77,482	$3,779	$4,704
Operating expenses:
Selling and marketing	38,943	31,638	9,877	8,713
General and administration	15,274	11,721	5,771	5,014
Total operating expenses	54,217	43,359	15,648	13,727

Operating income (loss)	41,828	34,123	(11,869)	(9,023)

Other income, net	4,172	4,755	835	1,129
Income(loss)before tax	46,000	38,878	(11,034)	(7,894)
Income tax (provision) benefit	(14,953)	(12,186)	3,612	2,468
Net income (loss)	$31,047	$26,692	$(7,422)	$(5,426)

Earnings (loss) per share – basic	$1.60	$1.30	$(0.39)	$(0.26)

Weighted average shares outstanding – basic	19,385	20,554	19,261	20,540

Earnings (loss) per share – diluted	$1.55	$1.25	$(0.39)	$(0.26)

Weighted average shares outstanding – diluted	20,094	21,393	19,261	20,540

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of December 31, 2007 and 2006 (in thousands):
	UNAUDITED
	2007	2006
Assets
Cash and cash equivalents	$17,281	$36,784
Available-for-sale securities	67,713	96,350
Foreign currency exchange contracts	3,461	2,571
Prepaid program cost and expenses	3,624	3,786
Accounts receivable	641	675
Total current assets	92,720	140,166
Property and equipment, net	27,454	12,267
Deferred tax asset	1,338	1,328
Other assets	192	192
Total assets	$121,704	$153,953

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$5,287	$8,131
Participants’ deposits	42,723	60,651
Deferred tax liability	1,096	737
Current portion of long-term capital lease	187	191
Total current liabilities	49,293	69,710
Capital lease, long term	11	196
Total Liabilities	49,304	69,906
Stockholders’ equity	72,400	84,047
Total liabilities and stockholders’ equity	$121,704	$153,953

The following summarizes our statements of cash flows for the years ended December 31, 2007 and 2006 (in thousands):

	UNAUDITED
	2007	2006
Cash flows from operating activities:
Net income	$31,047	$26,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,532	1,447
Deferred income tax provision (benefit)	(71)	(748)
Stock-based compensation	1,952	2,057
Excess tax benefit from stock-based compensation	(2,707)	(2,376)
Writedown of property and equipment	155	-
Equity in earnings on investment	-	(25)
Change in assets and liabilities:
Prepaid program costs and expenses	162	(2,190)
Accounts payable and accrued expenses	1,260	(230)
Participants’ deposits	(17,928)	13,188
Other current assets	34	(608)
Net cash provided by operating activities	16,436	37,207
Cash flows from investing activities:
Net change in available-for-sale securities and other	28,948	(6,468)
Purchase of property and equipment and other	(19,271)	(6,455)
Net cash provided by (used) in investing activities	9,677	(12,923)
Cash flows from financing activities:
Dividend payment to shareholders	(8,940)	(7,655)
Repurchase of common stock	(41,163)	(10,710)
Proceeds from exercise of stock options	1,969	1,753
Excess tax benefit from stock-based compensation	2,707	2,376
Capital lease payments and other	(189)	(180)
Net cash used in financing activities	(45,616)	(14,416)
Net increase (decrease) in cash and cash equivalents	(19,503)	9,868
Cash and cash equivalents, beginning of period	36,784	26,916
Cash and cash equivalents, end of period	$17,281	$36,784

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available-for-sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of December 31, 2007 and 2006 (in thousands):

	2007	2006
Cash, cash equivalents and available-for-sale securities	$84,994	$133,134
Prepaid program cost and expenses	3,624	3,786
Less: Participants’ deposits	(42,723)	(60,651)
Less: Accounts payable, accrued expenses, other liabilities	(5,474)	(8,322)
Total deployable cash	$40,421	$67,947

Quarterly conference call and webcast

We will host a conference call to discuss fourth quarter and fiscal year 2007 results of operations on Thursday, February 7, 2008 at 8:30 a.m. Pacific Time. You may join the call by dialing 888-679-8033 then entering the pass code: 60380570. You may also join the call via the Internet at http://www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 58727897and follow the prompts, or visit our website http://www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning February 7, 2008 at 1:30 p.m. until April 6, 2008. Post-view Webcast access will be available following the conference call through April 6, 2008.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2007 and proxy filed April 2, 2007.